                                                                    Exhibit 99.1

(BELDEN CDT LOGO)     NEWS RELEASE                               Belden CDT Inc.
                                               7701 Forsyth Boulevard, Suite 800
                                                       St. Louis, Missouri 63105
                                                                    314-854-8000
                                                               www.beldencdt.com

April 28, 2005

FOR IMMEDIATE RELEASE

            BELDEN CDT ANNOUNCES FIRST QUARTER SALES OF $310 MILLION
                             AND $0.20 ADJUSTED EPS

St. Louis, Missouri - Belden CDT Inc. (NYSE:BDC) today announced that revenue for the first quarter ended March 31, 2005 was $309.1 million and earnings per fully diluted share from continuing operations were $0.17. The results include severance, restructuring, and merger-related costs of $2.0 million pretax, or $0.03 per share.

On July 15, 2004, the Company, formerly called Cable Design Technologies Corporation (CDT), merged with Belden Inc. ("Belden") and changed its name to Belden CDT Inc. For accounting purposes, the Company treated the merger as an acquisition by Belden. Prior-year results in this release (other than pro forma combined results) reflect the results of Belden only.

Highlights of the quarter ended March 31, 2005 include:

o Revenue from continuing operations increased 4.7 percent compared with pro forma combined revenues of $295.3 million in the first quarter a year ago.

o Operating income was $16.2 million, or 5.2 percent of sales. Excluding the restructuring, severance and merger costs, operating income was 5.9 percent of sales.

o The Networking business began shipments to customers of Belden IBDN System 10-GX, the only 10-gigabit system in the market today whose performance is verified above proposed industry standards.

o The Electronics business expanded its fiber-optic product offering in the industrial, broadcast and security markets, complementing its metallic cable product lines and providing more options for customers.

o The Company successfully completed the majority of the closure activities for three manufacturing facilities, a significant step in the achievement of synergy cost savings from the merger.



                                                                                                             Adjusted
                                          As Reported                                  Adjusted    Pro Forma Combined
                                   Three Months Ended                        Three Months Ended    Three Months Ended
                                       March 31, 2005     Adjustments (1)         March 31,2005    March 31, 2004 (2)
                                   ------------------     ---------------    ------------------    ------------------
Results of Continuing Operations, in thousands

Revenues                                     $309,111                 --               $309,111              $295,280

Operating profit                               16,201             $2,045                 18,246                12,614

Income from Continuing                          8,524              1,295                  9,819                 3,326
operations

Diluted earnings per share
                                                $0.17              $0.03                  $0.20                 $0.08

(1) Merger-related and restructuring costs and severance charges added $0.5 million to cost of goods sold and adversely affected selling, general and administrative expenses in the amount of $1.5 million.

(2) Pro forma results, as if Belden and CDT were combined at the beginning of the first quarter of 2004, restated for discontinued operations and adjusted for severance, restructuring and merger costs of $3.0 million pretax.

CEO COMMENT

C. Baker Cunningham, chief executive officer and president of Belden CDT, commenting on the increase in revenue and earnings compared with the pro forma combined results of the first quarter of 2004, said, "Our first quarter financial results came in just as we expected. We were pleased to see a 4.7 percent revenue increase year over year. This was a tough comparison, because last year some customers bought ahead during a period when material costs and our prices were rising quickly. The year-over-year revenue increase is attributable mainly to price increases enacted both last year and this year, and to the strength of the Euro and the Canadian dollar compared to a year ago," he said.

ELECTRONICS SEGMENT

Revenue of the Electronics segment for the quarter ended March 31, 2005 was $184.9 million and operating profit of the segment was $21.3 million, or 11.5 percent of revenues. Included in this result were charges and merger-related items of $1.6 million. Without these charges, operating income of the segment for the quarter was 12.4 percent of sales. Revenue and operating income of this segment in the first quarter of 2004 were $113.0 million and $12.5 million, respectively, but the reported results for the year-ago result reflect only the legacy Belden operations that are in this segment.

Segment revenue increased year over year due to the merger, to price increases in North America and Europe implemented last year and again this year, and to changes in currency exchange rates.

NETWORKING SEGMENT

Revenue of the Networking segment of Belden CDT for the quarter ended March 31, 2005 was $124.3 million. Operating profit for the segment was $8.2 million, or
6.6 percent of revenue. Excluding the severance, restructuring and merger costs, operating profit of the Networking segment was $8.4 million or 6.7 percent of sales for the quarter. Revenues and operating profit in the first quarter of 2004 were respectively $57.2 million and $4.2 million for this segment (Belden operations only). The year-over-year increase in segment revenue was due to the impact of the merger and changes in currency exchange rates, partially offset by volume declines.

"In North America, our volume declined from the year-ago combined Belden and CDT networking volume, largely because of the pre-buying that inflated first-quarter sales a year ago," said Mr. Cunningham. "In Europe, our sales to British Telecom were lower than we had anticipated, but other European Networking segment sales compared favorably to last year," he said.

DISCONTINUED OPERATIONS

The discontinued operations generated a loss of $0.03 per fully diluted share. In March 2005 the Company received the $10 million contingent portion of the consideration for the June 2004 sale of its North American Communications assets, resulting in a gain of $6.4 million net of tax, or $0.12 per share.

OUTLOOK

"Our markets continue to improve, and our first quarter price increases have been successfully implemented," Mr. Cunningham said. "Our Electronics businesses anticipate increasing volume in each of their served markets: industrial; video, sound and security; and transportation and defense. The general economic growth is aiding demand for our industrial products. Major stadium, school, casino, and airport projects are benefiting sales of video sound and security products, and we are enjoying increased sales of high-performance cable to the wireless industry," he commented. "In the Networking business, our Mohawk cable business supplying bulk cable for the open-architecture side of the market has benefited from the industry consolidation, and in the system-solution part of the market our reputation is growing, with broader distribution and market acceptance of the Belden IBDN system."

"We continue to expect that our 2005 sales will be between 5 and 10 percent greater than our 2004 pro forma combined sales of $1.24 billion," he continued. "Merger synergy savings are on track, and our operating margins will continue the pattern of year-over-year and sequential improvement," he continued. "Our expectation is that our operating margins for the year 2005 will be between 8 and 9 percent of sales." The Company expects its effective income tax rate for the year will be 35 percent.

"For the second quarter," Mr. Cunningham concluded, "we anticipate sales growth of approximately 10 percent sequentially, which would result in sales of around $340 million, with operating earnings between 7 and 7.5 percent."

FORWARD-LOOKING STATEMENTS

Statements in this release other than historical facts are "forward-looking statements" made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on forecasts and projections about the industries served by the Company and about general economic conditions. They reflect management's beliefs and expectations. They are not guarantees of future performance and they involve risk and uncertainty. The Company's actual results may differ significantly from these expectations. Some of the factors that may cause actual results to differ from the Company's expectations include management's ability to accomplish planned cost reductions, management's ability to successfully integrate the operations and processes of the merged Company and to retain key personnel, general economic conditions, demand for the Company's products, pricing that can be achieved for the Company's products, the actions of customers and competitors, the cost of raw materials (including copper and plastics) and transportation, and other factors. For a more complete discussion of risk factors, please see Belden CDT's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 31, 2005. Belden CDT Inc. assumes no responsibility to update any forward-looking statements as a result of new information or future developments.

PRO FORMA INFORMATION

Pro forma revenue for Belden CDT for 2004 is discussed in Note 3: Business Combinations in Belden CDT's annual report on form 10-K. Reported revenue for 2004 was $966.2 million.

ABOUT BELDEN CDT

Belden CDT Inc. is one of the largest U.S.-based manufacturers of high-speed electronic cables and focuses on products for the specialty electronics and data networking markets, including connectivity. The Company, formed in July 2004 through a merger of equals, had combined pro forma sales in 2004 of $1.2 billion. Belden CDT's 2004 annual report is available at www.beldencdt.com.


    CONTACT:   Belden CDT Inc.
               Dee Johnson, Director of Investor Relations
               314-854-8054
               www.beldencdt.com



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




BELDEN CDT INC.
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS
================================================================================

Three Months Ended March 31,                                                                   2005             2004
------------------------------------------------------------------------------- -------------------- ----------------
(in thousands, except per share data)
(unaudited)

Revenues                                                                                   $309,111         $170,103
Cost of sales                                                                               243,980          135,968
------------------------------------------------------------------------------- -------------------- ----------------
    Gross profit                                                                             65,131           34,135
Selling, general and administrative expenses                                                 48,930           25,213
------------------------------------------------------------------------------- -------------------- ----------------
    Operating earnings                                                                       16,201            8,922
Minority interest                                                                               167               --
Interest expense                                                                              2,920            3,166
------------------------------------------------------------------------------- -------------------- ----------------
    Income from continuing operations before taxes                                           13,114            5,756
Income tax expense                                                                            4,590            1,960
------------------------------------------------------------------------------- -------------------- ----------------
    Income from continuing operations                                                         8,524            3,796
Loss from discontinued operations, net of tax benefit of
    $957 and $841, respectively                                                              (1,881)          (1,496)
Gain on disposal of discontinued operations, net of tax expense of $3,600
                                                                                              6,400               --
=============================================================================== ==================== ================

    Net income                                                                             $ 13,043         $  2,300
=============================================================================== ==================== ================
Weighted average number of common shares and equivalents:
    Basic                                                                                    47,007           25,462
    Diluted                                                                                  53,739           25,811
=============================================================================== ==================== ================
Basic income/(loss) per share:
    Continuing operations                                                                  $    .18         $    .15
    Discontinued operations                                                                    (.04)            (.06)
    Disposal of discontinued operations                                                         .14               --
    Net income                                                                                  .28              .09
=============================================================================== ==================== ================
Diluted income/(loss) per share:
    Continuing operations                                                                  $    .17         $    .15
    Discontinued operations                                                                    (.03)            (.06)
    Disposal of discontinued operations                                                         .12               --
    Net income                                                                                  .26              .09
=============================================================================== ==================== ================

BELDEN CDT INC.
--------------------------------------------------------------------------------
SEGMENT INFORMATION
================================================================================
(in thousands)
(unaudited)

THREE MONTHS ENDED MARCH 31, 2005
--------------------------------------------------------------------------------------------------------------------

                                                                                                               TOTAL
                                                                                                          CONTINUING
                                            ELECTRONICS           NETWORKING               OTHER          OPERATIONS
                                     ------------------- -------------------- ------------------- -------------------
EXTERNAL CUSTOMER REVENUES                     $184,860             $124,251           $      --            $309,111
AFFILIATE REVENUES                               26,234                1,682             (27,916)                 --
------------------------------------ ------------------- -------------------- ------------------- -------------------
TOTAL REVENUES                                 $211,094             $125,933           $ (27,916)           $309,111
==================================== =================== ==================== =================== ===================
OPERATING EARNINGS/(LOSS)                      $ 21,339             $  8,164           $ (13,302)           $ 16,201
==================================== =================== ==================== =================== ===================


Three Months Ended March 31, 2004
--------------------------------------------------------------------------------------------------------------------

                                                                                                               Total
                                                                                                          Continuing
                                            Electronics           Networking               Other          Operations
                                     ------------------- -------------------- ------------------- -------------------
External customer revenues                     $112,950             $ 57,153           $      --            $170,103
Affiliate revenues                               24,974                  438             (25,412)                 --
------------------------------------ ------------------- -------------------- ------------------- -------------------
Total revenues                                 $137,924             $ 57,591           $ (25,412)           $170,103
==================================== =================== ==================== =================== ===================
Operating earnings/(loss)                      $ 12,511             $  4,182           $  (7,771)           $  8,922
==================================== =================== ==================== =================== ===================

BELDEN CDT INC.
--------------------------------------------------------------------------------
CONDENSED CONSOLIDATED BALANCE SHEETS
================================================================================

                                                                                        MARCH 31,       December 31,
                                                                                            2005               2004
                                                                               ------------------- ------------------
(in thousands)                                                                       (UNAUDITED)

ASSETS
Current assets
    Cash and cash equivalents                                                           $ 190,259          $ 188,798
    Receivables                                                                           205,706            174,554
    Inventories                                                                           234,385            227,034
    Income taxes receivable                                                                 1,733                194
    Deferred income taxes                                                                  23,560             15,911
    Other current assets                                                                    8,042              8,689
    Current assets of discontinued operations                                              22,676             34,138
------------------------------------------------------------------------------ ------------------- ------------------
       Total current assets                                                               686,361            649,318
Property, plant and equipment, less accumulated depreciation                              327,739            338,247
Goodwill, less accumulated amortization                                                   284,461            286,163
Intangible assets, less accumulated amortization                                           76,011             78,266
Other long-lived assets                                                                     5,109              6,460
Long-lived assets of discontinued operations                                               34,338             36,984
------------------------------------------------------------------------------ ------------------- ------------------
                                                                                       $1,414,019         $1,395,438
============================================================================== =================== ==================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
    Accounts payable and accrued liabilities                                            $ 198,353          $ 185,035
    Current maturities of long-term debt                                                   15,666             15,702
    Current liabilities of discontinued operations                                         14,744             17,534
------------------------------------------------------------------------------ ------------------- ------------------
       Total current liabilities                                                          228,763            218,271
Long-term debt                                                                            232,563            232,823
Postretirement benefits other than pensions                                                30,457             30,089
Deferred income taxes                                                                      82,072             68,158
Other long-term liabilities                                                                21,027             25,340
Long-term liabilities of discontinued operations                                            1,475              1,516
Minority interest                                                                           8,536              9,241
Stockholders' equity
    Preferred stock                                                                            --                 --
    Common stock                                                                              503                502
    Additional paid-in capital                                                            534,429            531,984
    Retained earnings                                                                     263,107            252,114
    Accumulated other comprehensive income                                                 13,326             27,862
    Unearned deferred compensation                                                         (1,923)            (2,462)
    Treasury stock                                                                           (316)                --
------------------------------------------------------------------------------ ------------------- ------------------
       Total stockholders' equity                                                         809,126            810,000
------------------------------------------------------------------------------ ------------------- ------------------
                                                                                       $1,414,019         $1,395,438
============================================================================== =================== ==================





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